UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report

May 9, 2005
(Date of earliest event reported)

IVAX Corporation

(Exact name of registrant as specified in its charter)

Florida	1-09623	16-1003559

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33127

(Address of principal executive offices)	(Zip Code)

(305) 575-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

     See Item 3.02 below.

Item 2.03 Creation of a Direct Financial Obligation

     See Item 3.02 below.

Item 3.02 Unregistered Sales of Equity Securities.

     Pursuant to a Purchase Agreement dated May 4, 2005, the Company sold $350.0 million of its 1.5% senior convertible notes due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, on May 9, 2005. The notes were issued under an Indenture dated May 9, 2005 between the Company and U.S. Bank National Association, as trustee, and mature on May 15, 2025. On or after May 15, 2012, the Company may redeem all or any part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed. On each of May 15, 2012, May 15, 2015 and May 15, 2020, the holders may require the Company to repurchase all or a portion of their notes. Holders of the notes may also require the Company to repurchase their notes upon the occurrence of certain specified corporate transactions.

     The Company received net proceeds of approximately $ 341.7 million after deducting the initial purchaser’s discount and expenses of the offering. The Company plans to use the net proceeds for general corporate purposes, including the proposed acquisition of PSI Holdings, Inc. (“PSI”), the parent company of Phoenix Scientific, Inc., a veterinary pharmaceutical company which it announced on February 15, 2005.

     Under certain circumstances, the notes will be convertible into cash and, if applicable, shares of the Company’s common stock at an initial conversion rate of 44.0009 shares per $1,000 principal amount of these notes (equal to an initial conversion price of approximately $22.73 per share), subject to adjustment. The notes are convertible prior to the stated maturity under the following circumstances: (1) during any fiscal quarter (beginning with the quarter ending September 30, 2005) if the closing sale price of the Company’s common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; (2) during any five consecutive trading day period immediately following any five consecutive trading day period (the “Note Measurement Period”) in which the average market price for the notes during that Note Measurement Period was less than 95% of the average conversion value for the notes during such period; (3) if the Company calls the notes for redemption; or (4) upon the occurrence of specified corporate transactions.

     Holders may be entitled to an adjustment to the applicable conversion rate if they elect to convert their notes in connection with the occurrence of certain fundamental changes that occur prior to May 15, 2012.

     The aggregate value (the “Net Share Conversion Value”) of the cash and, if applicable, shares of common stock per $1,000 principal amount of notes that will be received upon conversion by a holder of the notes will be equal to the product of:

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•	the conversion rate then in effect; and

•	the average of the daily volume-weighted average price per share of the Company’s common stock for each of the 10 consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion (the “10-day Weighted Average Price”).

     The Company will deliver the Net Share Conversion Value of the notes surrendered for conversion to converting holders as follows:

•	a cash amount equal to the lesser of (1) the aggregate Net Share Conversion Value of the notes to be converted and (2) the aggregate principal amount of the notes to be converted;

•	if the aggregate Net Share Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares equal to the quotient of (1) the aggregate Conversion Value less the Principal Return and (2) the 10-day Weighted Average Price; and

•	a cash amount in lieu of any fractional shares of the Company’s common stock.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX CORPORATION
By:	/s/ Steven D. Rubin
	Name:	Steven D. Rubin
	Title:	Senior Vice President, General Counsel and Secretary

Dated: May 9, 2005

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